Exhibit 2.3

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares, the American Depositary Shares and the articles of association, or bylaws, of GENFIT S.A. (“Genfit” or the “Company”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s bylaws, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report on Form 20-F to which this description is also an exhibit. The Company encourages you to read the Company’s bylaws carefully.

As of December 31, 2024, GENFIT S.A. had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Ordinary Shares, nominal value €0.25 per share*	*	The Nasdaq Global Select Market*
American Depositary Shares, each representing one ordinary share, nominal	GNFT	The Nasdaq Global Select Market
value €0.25 per share

* Not for trading, but only in connection with the registration of the American Depositary Shares representing such ordinary shares.

This exhibit contains a description of the rights of (i) the holders of shares and (ii) ADR holders. Shares underlying the ADSs are held by the Bank of New York Mellon, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summaries are not intended to be exhaustive and, in the case of our ordinary shares, such summary is subject to, and qualified in its entirety by, Genfit’s By-Laws and by French law and in the case of our ADSs, such summary is subject to, and qualified in its entirety by, the terms of the amended and restated deposit agreement (the “Deposit Agreement”). Such summaries do not address all of the provisions of the By-laws or French law or of the Deposit Agreement, and do not purport to be complete. Our By-laws and the Deposit Agreement are each attached as exhibits to our annual report on Form 20-F.

A copy of the Deposit Agreement is also on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-230265 when retrieving such copy.
Capitalized terms not otherwise defined in this exhibit have the meanings given to them in Genfit’s annual report on Form 20-F for which this exhibit is provided.

I.ORDINARY SHARES

The Company is a société anonyme organized under the laws of France and registered at the Registry of Trade and Companies of Lille Métropole (Registre du commerce et des sociétés) under the number 424 341 907.

As of December 31, 2024, the Company’s outstanding share capital consisted of a total of 49,996,185 issued ordinary shares, fully paid and with a nominal value of €0.25 per share.

The transfer agent and registrar for our ordinary shares is Uptevia (formerly known as BNP Paribas Securities Services).

Key Provisions of Our Bylaws and French Law Affecting Our Ordinary Shares

The description below reflects the terms of our bylaws and summarizes the material rights of holders of our ordinary shares under French law. Please note that this is only a summary and is not intended to be exhaustive. For further information, please refer to the full text of our bylaws, a copy of which has been filed as Exhibit 1.2 of the annual report on Form 20-F of which this description is also an exhibit.

Corporate Purpose - Raison d’être (Article 4 of the Bylaws)

Our corporate purpose in France and abroad includes the research, the production and the sale, at different stages of development, of biological molecules and all other activities regardless of what they may be, linked to the pharmaceutical industry, and more generally, to carry out all commercial, industrial, financial, securities or real estate transactions and operations linked directly or indirectly to its activity or capable of its facilitation.
The raison d’être of the Company is the following:

The Company is a late-stage biopharmaceutical company dedicated to the improvement of the lives of patients with severe liver diseases where there are considerable unmet medical needs.

The raison d’être of the Company relies on the affirmation of its longstanding commitment in the role it intends to have in society, not only as an economic agent aiming to have a long-term impact and create value for its partners and ecosystem, but also as an innovative biotech company aiming to improve the patients’ quality of life, and finally, as a corporate citizen aiming to foster the personal and professional development of its employees.

The Company aims to generate a positive and significant social, societal and environmental impact in the course of its activities. As part of this approach, the Board of Directors undertake to take into consideration (i) the social, societal, environmental consequences of its decisions on all of the company’s stakeholders, and (ii) the consequences of its decision on the environment.

Directors (Articles 14-25 of the Bylaws)

Duties of the Board. Our Board of Directors determines the orientations of the Company’s activity and ensures their implementation. Subject to the powers expressly assigned to the general meetings of shareholders, and within the limits of the corporate purpose of our Company, it shall deal with all issues pertaining to the proper functioning of the Company and settle by its decisions our Company’s business. In relation to third parties, the Company will be committed even by the actions of the Board of Directors which do not fall within the scope of our Company’s purpose, unless it proves that the third parties knew that the action fell outside the limits of said purpose or that they could not be unaware thereof given the circumstances.

Appointment and Term. Our Board of Directors must be composed of at least three Directors, but may not exceed 15 Directors, subject to the dispensation established by French law in the event of merger, in which case the number may be increased to 24. In appointing and electing Directors, we seek a balanced representation of women and men. The term of office of a Director is three years, and Directors may be re-elected at our annual ordinary shareholder meetings. A Director over the age of 75 may not be appointed if such appointment would result in the number of Directors over the age of 75 constituting more than one-third of the Board. The number of Directors who are also our employees cannot exceed one-third of the Board. Directors may be natural persons or legal entities except for the Chairman of the Board who must be a natural person. Legal entities appointed to the Board must designate a permanent representative. If a Director dies or resigns between two annual ordinary shareholder meetings, the Board may appoint a temporary Director to fill the vacancy, subject to ratification at the next ordinary general meeting, or, if such vacancy results in a number of Directors below three, the Board must call an ordinary general shareholder meeting to fill the vacancy.

The annual meeting called to approve our financial statements for the year ended on December 31, 2022 and held on May 24, 2023 resolved to amend our articles of association to reduce the terms of our Directors from five to three years. The annual meeting further decided that this amendment of the articles of association will only take effect at the initial expiry of the terms of office of the Directors in office as of the date of the annual meeting and that in the event of the death, resignation or dismissal of the Directors in office on the date of the annual meeting: (i) in the case of co-optation following a death or resignation, the Director appointed in replacement of the deceased or resigning Director will be appointed for the remaining term of office of the replaced Director, (ii) in any other case, the new Director shall be appointed for a term of office of three years.

The Directors may be dismissed at any time by the ordinary general meeting of the shareholders.

Organization. The Board of Directors must elect a Chairman from among the Directors. The Chairman must be a natural person, age 80 or younger, and may be removed by the Board at any time.

The Board may designate one or more non-voting Board observers, whether companies or individuals, shareholders or not. The term of office of an observer is five years. The observers attend all Board meetings, with the right to participate but not to vote. They have the same information and communication rights as the Directors and they are bound to the same confidentiality obligations.

Deliberations. At least half of the Directors in office must be present to constitute a quorum. Decisions are made by a majority of the Directors present or represented and, if there is a tie, the vote of the Chairman will carry the decision. The Directors may be represented at Board meetings by another Director, but each Director may not hold more than one proxy.

Meetings may be held as often as required. However, at least one-third of the Directors may submit to the Chairman of the Board of Directors, by registered mail, a reasoned request to convene a meeting of the Board of Directors. The Chairman must convene the Board on a date no later than 15 days from receipt of the request. If the meeting is not convened within this period, the authors of the request may convene the meeting themselves, indicating the agenda.

The Board's charter and bylaws allow Directors to attend Board meetings in person or, to the extent permitted by applicable law and with specified exceptions in our Board's charter and bylaws, by videoconference or other telecommunications means allowing them to be identified and ensuring an effective participation in accordance with applicable laws and regulations.

Directors’ Voting Powers on Proposal, Arrangement or Contract in which any Director is Materially Interested. Under French law, any agreement entered into, directly or through an intermediary, between us and any Director that is not entered into in the ordinary course of our business and upon standard market terms is subject to the prior authorization of the Board of Directors. The interested Director cannot vote on such decision. All agreements entered into between our Company and one of our Directors, our Chief Executive Officer, one of its deputy Chief Executive Officers, an observer or a shareholder that holds over 10% of the voting rights, or further, if a legal person, a controlling company within the meaning of article L.233-3 of the French Commercial Code holding over 10% of the voting rights, must be subject to prior authorization from the Board of Directors. The Chairman will in turn gives notice to our statutory auditors of all authorized regulated agreements and submits them to the annual general meeting for approval.

Directors’ Compensation. Director compensation for attendance at Board meetings (referred to as jetons de présence) is determined at the annual ordinary general meeting. The general meeting of shareholders may allocate an annual fixed sum and our Board of Directors may allocate this sum among its Directors at its discretion.

In addition, the Board of Directors may allocate exceptional compensation (rémunération exceptionnelle) for missions or mandates entrusted to its Directors; in this case, this remuneration is subject to the provisions regarding related-parties agreements.

According to the Company's remuneration policy, independent Directors have a right to a fixed amount of compensation for their duties as Director and, if applicable, as member or chair of one or more Board committees and to a variable amount of compensation depending on their actual participation at Board meetings and, if applicable, committee meetings.

The Board of Directors may decide to establish committees responsible for reviewing matters which the Board of Directors wish to submit to them for examination and advice. The Board of Directors sets the composition, the missions and the charter of the committees under the responsibility of the Board.

Board of Directors’ Borrowing Powers. Subject to any limitation set up by the general meeting of shareholders, there are currently no limits imposed on the amounts of loans or borrowings that the Board of Directors may approve.

Directors’ Share Ownership Requirements. Our Directors are not required to own any of our shares.

Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 11, 12, 32, 40 and 41 of the Bylaws)

Dividends. We may only distribute dividends out of our distributable profits, plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable Profits” consist of our statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to applicable French laws and regulations.
Legal Reserve. Pursuant to French law, we must allocate 5% of our statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital. However, it is resumed when for any particular cause the reserve drops below 10%.

Approval of Dividends. Pursuant to French law, our Board of Directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our Board of Directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when our net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders. The amount of our share capital plus the amount of our legal reserves which may not be distributed was equal to €19,511,531.59 on December 31, 2024.

Our Board of Directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Distribution of Dividends. Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our Board of Directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our Board of Directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Shareholders may be granted an option to receive dividends in cash or in shares, in accordance with legal conditions. The conditions for payment of dividends in cash shall be set at the shareholders’ meeting or, failing this, by the Board of Directors.

Timing of Payment. Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Voting Rights. Each share shall entitle its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of our bylaws. Ownership of one share implies, ipso jure, adherence to our bylaws and the decisions of the shareholders’ meeting.

In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. Pursuant to our bylaws, however, a double voting right is attached to each registered share which is held in the name of the same shareholder for at least two years.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

Rights to Share in Our Profit. Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation. If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.

Repurchase and Redemption of Shares. Under French law, we may acquire our own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made in the context of a buy-back program for one of the following purposes:

•to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

•to meet obligations arising from debt securities that are exchangeable into equity instruments;

•to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

We benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the general regulations of, and the market practice accepted by the French Financial Markets Authority (AMF).

All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the General Regulations of the AMF (Règlement Général de l’AMF), a corporation shall report to the competent authority of the market on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

Our share repurchase program is used exclusively in connection to our liquidity contract, by which the market for our ordinary shares is stimulated by an investment services provider. In compliance with the European regulatory framework, and in particular the provisions of European Regulation No. 2273/2003 of December 22, 2003, we entered into a liquidity contract on August 1, 2013 with CM-CIC Market Solutions in accordance with the Charter Code of Ethics of the French Financial Markets Association (AMAFI), recognized by the AMF. This contract is still in force on the date hereof.

During the financial year ended December 31, 2024, the Board of Directors implemented the program authorized by the General Meeting of May 24, 2023 and then by the General Meeting of May 22, 2024. We are required under AMF regulations to publish every six months, a report on the purchases and sales made under the liquidity contract, which is furnished to the SEC under cover of Form 6-K.

Sinking Fund Provisions.    Our bylaws do not provide for any sinking fund provisions.

Liability to Further Capital Calls. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding Certain Percentages. Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code coming to directly or indirectly own, alone or in concert, a number of shares representing a fraction of our capital or voting rights greater than or equal to 2% or a multiple of this percentage, must inform us of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds. This obligation applies when crossing each of the above-mentioned thresholds in a downward direction.

In addition, any shareholder required to deliver the above information shall inform us of its objectives it intends pursuing over the following 12 months, when the thresholds are crossed, either upwards or downwards, of a tenth, a fifth, or third of the capital or voting rights, including notably whether it acts alone or in concert, it intends to continue acquiring our shares, it intends to acquire or transfer control of the Company, its intended management strategy for the Company.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code, if the failure to make the declaration was recorded and if one or more shareholders holding at least 5% of the capital request it, their request being recorded in the minutes of the General Meeting.

These requirements apply without prejudice to requirements described below under the sections titled “Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws)” and “Form, Holding and Transfer of Shares (Articles 9 and 10 of the Bylaws)—Ownership of Shares by Non-French Persons.”

Actions Necessary to Modify Shareholders’ Rights

Shareholders’ rights may be modified as allowed by French law. However, the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our bylaws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founder’s warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings (Part V of the Bylaws)

Access to, Participation in and Voting Rights at Shareholders’ Meetings. The right to participate in shareholders’ general meetings is defined and justified in accordance with the provisions of article R.22-10-28 of the French Commercial Code. For the calculation of the quorum and the majority, the shareholders participating, as the case may be, to the shareholders’ general meetings by proxy, by postal ballot, by videoconference or by any other means of telecommunication or remote data transmission are deemed present, in accordance with applicable French laws and regulations. Each of our shareholders may vote by postal ballot or by proxy (including by electronic means) in accordance with applicable legislation, and notably by means of a form filled in and sent to our company in the conditions set by applicable French laws and by regulations. Any shareholder may also participate in and vote at meetings by videoconference or any other means of telecommunication or electronic transmission (including by the transmission of an electronic voting form or a proxy form) allowing him/her to be identified, under the conditions and in accordance with the procedures stipulated in the legal and regulatory provisions in force. The decision of the Board of Directors to use telecommunication facilities or videoconferencing will be published in the meeting notice and the notice of summons.

Participation in shareholders’ general meetings, in any form whatsoever, is subject to registration of shares under the conditions and time limits provided for applicable French laws and regulations.

The final date for returning voting ballots by correspondence is set by the Board of Directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices, or BALO (Bulletin des Annonces Légales Obligatoires). This date cannot be earlier than three days prior to the meeting.

A shareholder who has voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.
A shareholder may be represented at meetings by any individual or legal entity by means of a proxy form which we send to such shareholder either at the shareholder’s request or at our initiative. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.

A shareholder may vote by correspondence by means of a voting form, which we send to such shareholder either at the shareholder’s request or at our initiative, or which we include in an appendix to a proxy voting form under the conditions provided for by current laws and requirements. A shareholder’s request for a voting form must be received at the registered office at least six days before the date of the meeting. The voting form is also available on our website at least 21 days before the date of the meeting. The voting form must be recorded by us three days prior to the shareholders’ meeting, in order to be taken into consideration. The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

Notice of Annual Shareholders’ Meetings. Shareholders’ meetings are convened by our Board of Directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at our registered offices or at any other location indicated in the convening notice (avis de convocation). A meeting announcement (avis de réunion) is published in the BALO at least 35 days prior to a meeting, as well as on our website at least 21 days prior to the meeting. In addition to the particulars relative to the Company, it indicates, notably, the meeting’s agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the Company under the conditions provided for in the current legislation.

Subject to special legal provisions, the convening notice is sent out at least 15 days prior to the date of the shareholders' general meeting, by means of a notice inserted in a legal announcement bulletin of the registered office department and, if relevant, in the BALO. Further, the holders of registered shares for at least a month at the time of the latest insertion of the convening notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder after obtaining their agreement by post or by electronic means in accordance with legal and regulatory requirements. The latter may expressly request by post or by electronic means to the Company at least 35 days prior to the date of the insertion of the convening notice in a legal announcement bulletin and in the BALO that the aforementioned means of telecommunication should be replaced in the future by a mailing.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

Agenda and Conduct of Annual Shareholders’ Meetings. The agenda of the shareholders’ meeting shall appear in the convening notice of the meeting and is set by the author of the notice. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of Directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders’ meeting. Pursuant to French law and our current share capital, one or more shareholders representing 5% of our share capital may request the inclusion of items or proposed resolutions on the agenda. Such request must be received at the latest on the 25th day preceding the date of the shareholders’ meeting, and in any event no later than the 20th day following the date of the shareholders’ meeting announcement.

Shareholders’ meetings shall be chaired by the Chairman of the Board of Directors or, in his or her absence, by a Director elected for this purpose. Failing that, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

The officers of the meeting appoint a secretary who is not required to be a shareholder of the Company.

Ordinary Shareholders’ Meeting. Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not amend our bylaws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by correspondence, by videoconference or by means of telecommunication or electronic transmission in accordance with the applicable laws and regulations, represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, or represented by proxy, or voting by correspondence, by videoconference or by means of telecommunication or electronic transmission. Abstention from voting, blank votes and null votes by those present or those represented by proxy or voting by mail are not counted as votes cast, i.e. they are not counted as votes against the resolution submitted to a shareholder vote at any of the three types of meetings. In addition, pursuant to the AMF recommendation applicable from June 15, 2015, French listed companies may be required to conduct a consultation of the ordinary shareholders’ meeting prior to the disposal of the majority of their assets, under certain circumstances.

Extraordinary Shareholders’ Meeting. Our bylaws may only be amended by approval at an extraordinary shareholders’ meeting. Our bylaws may not, however, be amended to increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by correspondence, by videoconference or by means of telecommunication or electronic transmission represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes held by the shareholders present, represented by proxy, or voting by correspondence, by videoconference or electronic transmission. Abstention from voting, blank votes and null votes by those present or those represented by proxy or voting by mail are not counted as votes cast, i.e. they are not counted as votes against the resolution submitted to a shareholder vote at any of the three types of meetings.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of Our Company

Provisions contained in our bylaws and French corporate law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. These provisions include the following:

•under French law, the owner of 90% of voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the EEA Agreement, including from the main French Stock Exchange, has the right to force out minority shareholders following a tender offer made to all shareholders;

•under French law, a non-resident of France as well as any French entity controlled by non-residents of France may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold (see “Form, Holding and Transfer of Shares (Articles 9 and 10 of the Bylaws)—Ownership of Shares by Non-French Persons”);

•under French law, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health, telecommunications, etc. (see “Form, Holding and Transfer of Shares (Articles 9 and 10 of the Bylaws)—Ownership of Shares by Non-French Persons”);

•a merger (i.e., in a French law context, a share for share exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our Board of Directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;

•under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

•our shareholders have granted and may grant in the future our Board of Directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

•our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

•our Board of Directors has the right to appoint Directors to fill a vacancy created by the resignation or death of a Director for the remaining duration of such Director’s term of office, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our Board of Directors;

•our Board of Directors can be convened by our Chairman, including upon request from our Chief Executive Officer, if any, or, from Directors representing at least one third of the total number of Directors;

•our Board of Directors meetings can only be regularly held if at least half of the Directors attend either physically or by way of videoconference or teleconference enabling the Directors’ identification and ensuring their effective participation in the Board’s decisions;

•our shares are in registered form or in bearer form, if the legislation so permits, according to the shareholder’s choice;

•approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove Directors with or without cause;

•advance notice is required for nominations to the Board of Directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a Director can be proposed at any shareholders’ meeting without notice;

•our bylaws can be changed in accordance with applicable French laws and regulations;

•the crossing of certain thresholds has to be disclosed and can impose certain obligations; see the sections below titled “Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 11, 12, 32, 40 and 41 of the Bylaws)—Requirements for Holdings Exceeding Certain Percentages” and “Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws);”

•transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with the Market Abuse Directive and Regulation dated April 16, 2014; and

•pursuant to French law, the sections of the bylaws relating to the number of Directors and election and removal of a Director from office may only be modified by a resolution adopted by two-thirds of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws)

Set forth below is a summary of certain provisions of the French Commercial Code applicable to us. This summary is not intended to be a complete description of applicable rules under French law.

Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code coming to directly or indirectly own, alone or in concert, a number of shares representing a fraction of our capital or voting rights greater or equal to 5%, 10%, 15%, 20%, 25%,

30%, 33.33%, 50%, 66.66%, 90% and 95% shall inform us as well as the French Financial Markets Authority (AMF) of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds.

This obligation also applies when crossing each of the above-mentioned thresholds in a downward direction.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code.

In addition, any shareholder crossing, alone or acting in concert, the 10%, 15%, 20% or 25% threshold shall file a declaration with the AMF pursuant to which it shall expose its intention over the following 6 months, including notably whether it intends to continue acquiring shares of the Company, it intends to acquire control over the Company, its intended strategy for the Company.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases his/her/its holding of capital or voting rights by at least 1% of the Company’s capital or voting rights, shall file a mandatory public tender offer.

Pursuant to the provisions of Article 11 of our bylaws, such individual or legal entity acquiring directly or indirectly, alone or in concert, a number of shares representing a fraction of our capital or voting rights greater than or equal to 2% or a multiple of this percentage, must inform us of the total number of shares and voting rights and securities giving access to capital and voting rights it owns immediately or subsequently within a period of four trading days from the crossing of the said holding thresholds.

The individual or company required to provide the above information shall inform us of the objectives it intends pursuing during the next 12 months when the thresholds are crossed, either upwards or downwards, of a tenth, fifth or third of the capital or voting rights. This declaration specifies whether the purchaser is acting alone or in concert, if it intends stopping its purchases or sales or continuing them, or whether it intends acquiring or transferring control of our company, requesting its nomination or that of one or more other persons, or its registration, as a Director of the Board of Directors.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared in accordance with the provisions of Article 11 of our bylaws, such share shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code, if the failure to make the declaration was recorded and if one or more shareholders holding at least 5% of the capital request it, their request being recorded in the minutes of the General Meeting.

Changes in Share Capital

Increases in Share Capital (Article 7 of the Bylaws). Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our Board of Directors. The shareholders may delegate to our Board of Directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in our share capital.

Increases in our share capital may be effected by:

•issuing additional shares;

•increasing the par value of existing shares;

•creating a new class of equity securities; and

•exercising the rights attached to securities giving access to the share capital.

Increases in our share capital by issuing additional securities may be effected through one or a combination of the following:
•in consideration for cash;
•in consideration for assets contributed in kind;
•through an exchange offer;
•by conversion of previously issued debt instruments;
•by capitalization of profits, reserves or share premium; and
•subject to certain conditions, by way of offset against debt incurred by us.
Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital. Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our Board of Directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right. According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights (droits préférentiels de souscription) to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering. Further, the preferential subscription rights will be transferable during a period starting two days prior to the opening of the subscription period and ending two days prior to the closing of the subscription period.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our Board of Directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

To the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders’ meeting in order to authorize the Board of Directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares (Articles 9 and 10 of the Bylaws)

Form of Shares. The shares are in registered form, until their full payment. When they are fully paid up, they may be in registered form or bearer form, at the option of the shareholders.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our shares, the information referred to in Article L. 228-2 of the French Commercial Code. Thus, we are, in particular and at any time, entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of holders of securities conferring immediate or long-term voting rights at its general meetings of shareholders and the amount of securities owned by each of them and, where applicable, the restrictions that the securities could be affected by.

Holding of Shares. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Ownership of Shares by Non-French Persons. Neither the French Commercial Code nor our bylaws limit the right of non-French residents or non-French shareholders to own or, where applicable, to vote our securities. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in us, including any purchase of the ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross of such 10% threshold (Articles R. 152-1 et seq. of the French Monetary and Financial Code). Violation of this filing requirement may be sanctioned by five years’ imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Moreover, the following types of investments are subject to the prior authorization of the French Minister of Economy, pursuant to Articles L.151-1 et seq. and R. 151-1 et seq. of the French Monetary and Financial Code, as amended by the decree (décret) No. 2023-1293 dated December 28, 2023 and the order (arrêté) dated December 28, 2023 pursuant to the French foreign investment regime, which authorization, if granted, may be subject to certain undertakings:

(i)    by (a) any non-French citizen, (b) any French citizen not residing in France, within the meaning of Article 4 B of the French Code général des impôts, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned individuals or entities;

(ii)    that will result in the relevant investor (a) acquiring control of an entity having its registered office in France, (b) acquiring all or part of a business line of an entity having its registered office in France, or (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity having its registered office in France, or (d) crossing, directly or indirectly, alone or in concert, the threshold of 10% of the voting rights of a company incorporated under French law whose shares are admitted to trading on a regulated market;

(iii)    developing activities in certain strategic industries related to: (a) activities likely to prejudice national defense interests, participating in the exercise of official authority or likely to prejudice public order and public security (including activities related to weapons, dual-use goods and technologies, IT systems, cryptology, data capturing devices, gambling, toxic agents or data storage), (b) activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products, media or critical raw materials), (c) research and development activities related to critical technologies (including cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage or biotechnology, technologies involved in low-carbon energy production or photonics) or dual-use goods and technologies (Articles R. 151-1 et seq. of the French Monetary and Financial Code).

The abovementioned (ii)(c) and (d) do not apply either to a natural person who is a national of a Member State of the European Union or of a State party to the Agreement on the European Economic Area which has concluded an administrative assistance agreement with France to combat fraud and tax evasion and who is domiciled in one of these States, or to an entity in which all the members of the control chain, within the meaning of II of Article R. 151-1 of the same Code, are governed by the law of one of these States or are nationals of and domiciled in one of these States.

We are subject to this regulation. As a result, investors in our ordinary shares or ADSs will have to request the prior authorization of the French Minister of Economy before acquiring our ordinary shares or ADSs if: (i) they are (a) a non-French citizen, (b) a French citizen not residing in France, within the meaning of Article 4 B of the FTC, (c) a non-French entity or (d) a French entity controlled by one of the aforementioned individuals or entities; and (ii) such investor (a) acquires control of us, (b) acquires all or part of one of our business lines or (c) is a non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, both 25% and 10% thresholds of voting rights in us.
This request for prior authorization must be filed with the French Minister of Economy, which has 30 business days from receipt of the complete file to provide a first decision which may (i) unconditionally authorize the investment or (ii) indicate that further examination is required. In the latter case, the French Minister of Economy must make a second decision within 45 business days from its first decision. In case of lack of response from the French Minister of Economy within the above mentioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertakings aimed at protecting the French national interests.
A fast-track procedure shall apply for any non-European investor exceeding this 10% threshold who will have to notify the Minister of Economy who will then have 10 business days to decide whether or not the transaction should be subject to further examination.

If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to (i) submit a request for authorization, (ii) have the previous situation restored at its own expense, or (iii) amend the investment.

In the absence of such authorization, the relevant investment shall be deemed null and void.
The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) EUR 5 million (for a company) or EUR 1 million (for an individual).

Failure to comply with such measures could therefore result in significant consequences on the applicable investor. Such measures could also delay or discourage a takeover attempt, and we cannot predict whether these measures will result in a lower or more volatile market price of our ADSs or ordinary shares.

Assignment and Transfer of Shares. Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading.

Forum Selection Provision (Article 44 of the Bylaws)

Our bylaws also include a provision that applies to actions between shareholders and us and between shareholders themselves that are predicated on French corporate law. The competent court is the Commercial Court of Lille. This provision does not apply to actions arising under U.S. federal securities laws. In addition, it is possible that a court could find this provision in our bylaws inapplicable or unenforceable.

Differences in Corporate Law

We are a société anonyme, or S.A., incorporated under the laws of France. The laws applicable to French sociétés anonymes differ from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

FRANCE	DELAWARE

Number of Directors
Under French law, a société anonyme must have at least three and may have up to 18 Directors. The number of Directors is fixed by or in the manner provided in the bylaws. In addition, the composition of the Board of Directors endeavors to seek a balanced representation of women and men.

Since January 1, 2017, the number of Directors of each gender may not be less than 40% when the company is listed on a regulated market or when the company meets certain criteria of turnover and number of employees, if not listed on a regulated market. Any appointment made in violation of this limit that is not remedied as well as the deliberations taken by the Director irregularly appointed will be null and void. The Directors are appointed at the shareholders’ general meetings.

Under Delaware law, a corporation must have at least one Director and the number of Directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of Directors.

Director Qualifications
Under French law, a corporation may prescribe qualifications for Directors under its bylaws. In addition, under French law, Directors of a corporation may be legal entities (with the exception of the Chairman of the Board of Directors), and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the Board of Directors.
Under Delaware law, a corporation may prescribe qualifications for Directors under its certificate of incorporation or bylaws. Under Delaware law, only individuals may be Directors.
Removal of Directors
Under French law, Directors may be removed from office, with or without cause, by the shareholders at any shareholders’ general meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.

Under Delaware law, unless otherwise provided in the certificate of incorporation, Directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose Board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors
Under French law, vacancies on the Board of Directors resulting from death or resignation, provided that at least three Directors remain in office, may be filled by a majority of the remaining Directors pending ratification at the next shareholders’ general meeting.

Under Delaware law, vacancies on a corporation’s Board of Directors, including those caused by an increase in the number of Directors, unless otherwise provided in the certificate of incorporation, may be filled by stockholders or by a majority of the remaining Directors (even though less than a quorum).

Annual General Meeting	Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the Board of Directors and notified to the shareholders in the convening notice of the annual meeting, within six months following the end of the relevant fiscal year unless such period is extended by court order.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be provided by the certificate of incorporation or by the bylaws, or by the Board of Directors if neither the certificate of incorporation or the bylaws so provide, provided that the court may order an annual meeting upon the application of a Director or stockholder if a corporation has not held a meeting within 30 days of a date designated for the meeting or within 13 months after the latest of the company’s organization, the last annual meeting or the last action by written consent to elect Directors.

General Meeting
Under French law, general meetings of the shareholders may be called by the Board of Directors or, failing that, by the statutory auditors, or by a court appointed agent (mandataire ad hoc) or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the Board of Directors or the relevant person.
Under Delaware law, special meetings of the stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
A meeting announcement is published in the French Bulletin of Mandatory Legal Notices (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the shareholders’ general meeting. Subject to special legal provisions, the meeting notice is sent out at least 15 days prior to the date of the shareholders’ general meeting, by means of a notice inserted both in a newspaper for legal notices (journal d’annonces légales) of the registered office department and, if relevant, in the BALO. Further, shareholders holding registered shares for at least a month at the time of the latest insertion of the notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice to shareholders holding registered shares may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying their e-mail address. When the shareholders’ general meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice. The notice shall specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Trade and Companies (registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting). The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.
Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote, the record date for voting if it is different from the record date for determining notice and purpose or purposes of the meeting.

Proxy
Each shareholder has the right to attend the shareholders’ general meetings and participate in the discussions (1) personally, or (2) by granting proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any individual or legal entity of his choice; or (3) by sending a proxy to the company without indication of the beneficiary (in which case, such proxy shall be cast in favor of the resolutions supported by the Board of Directors and against all other resolutions), or (4) by voting by correspondence, or (5) by videoconference or another means of telecommunication in accordance with applicable French laws that allow identification, although a shareholders' meeting may not be held exclusively through means of telecommunication. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two shareholders’ general meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A Director of a Delaware corporation may not issue a proxy representing the Director's voting rights as a Director.

Shareholder Action by Written Consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.
Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights
Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights (droits préférentiels de souscription) to these securities on a pro rata of his/her share ownership unless such rights are waived by a two-thirds majority of the votes held by the shareholders present or represented at the extraordinary general meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such preferential subscription rights have not been waived by the shareholders' extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential subscription rights. Further, preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period cannot be less than five trading days in duration. Preferential subscription rights are transferable during the subscription period, but starting two business days prior to the start of the subscription period and ending two business days prior to its closing.
Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock or to any security convertible into such stock.

Sources of Dividends
Under French law, dividends may only be paid by a French société anonyme out of distributable profits (bénéfices distribuables) plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” (bénéfices distribuables) consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their ordinary shares for their subscription that the shareholders decide to make available for distribution.

Except in case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the company's bylaws.

Under Delaware law, subject to any restrictions under a corporation's certificate of incorporation, dividends may be paid by a Delaware corporation either out of (1) surplus as defined in and computed in accordance with Delaware law or (2) in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Repurchase of Ordinary Shares	Under French law, a corporation may acquire its own ordinary shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made in the context of a buy-back program for the following purposes: •to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction, in which case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer; •with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; not to exceed 10% of the share capital, in which case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or •to meet obligations arising from debt securities, that are exchangeable into equity instruments. A simple exemption is provided when the acquisition is made under a liquidity contract to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the General Regulation of the Financial Markets Authority (Règlement Général de l’AMF). All other purposes, and especially share buy-backs for external growth operations pursuant to Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules. Under the MAR and in accordance with the General Regulation of the AMF, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program. By exception, a company shall provide to the AMF, on a monthly basis, and to the public on a biannual basis, a summary report of the transactions made under a liquidity contract. No such repurchase of ordinary shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.
Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

Liability of Directors and Officers
Under French law, the company's bylaws may not include any provisions limiting the liability of Directors. Civil liabilities of the Directors may be sought for (1) an infringement of laws and regulations applicable to a company, (2) breach of the bylaws and (3) management failure.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a Director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a Director. However, no provision can limit the liability of a Director for:
• any breach of the Director’s duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the Director derives an improper personal benefit.

Voting Rights
French law provides that, unless otherwise provided in the bylaws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. Since March 2014, double voting rights are automatically granted to the shares held in registered form (au nominatif) for more than two years, unless provided otherwise in the bylaws.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder
Shareholder Vote on Certain Transactions
Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:

•the approval of the Board of Directors; and

•the approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant shareholders’ meeting or, in the case of a merger that will result in an increase of the shareholders' commitments or with a non-EU company, approval of all shareholders of the corporation (by exception, the extraordinary general meeting of the acquiring company may delegate to the Board of Directors authority to decide a merger-absorption or to determine the terms and conditions of the merger plan).

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock or under certain circumstances, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•the approval of the Board of Directors; and

•the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters’ Appraisal Rights
French law does not provide for any such right but provides that a merger is subject, depending on the circumstances of the merger, to shareholders’ approval by a two-thirds majority vote, or unanimous decisions of the shareholders, as stated above.

Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Unless otherwise provided in the certificate of incorporation, Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•shares of stock of the surviving corporation;

•shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors
French law does not contain specific provisions setting forth the standard of conduct of a Director. However, Directors have a duty of loyalty, a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social) taking into consideration the social and environmental aspects of their activity, where applicable.

Delaware law does not contain specific provisions setting forth the standard of conduct of a Director. The scope of the fiduciary duties of Directors is generally determined by the courts of the State of Delaware. In general, Directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits
French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the Directors of a corporation in the corporation’s corporate interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or cumulatively bring individual legal action against the Directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the Directors and the reasons for the plaintiff’s failure to obtain the action; or

•state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation
Under French law, corporations are not required to file a certificate of incorporation with the French Registry of Trade and Companies (registre du commerce et des sociétés) and only have bylaws (statuts) as organizational documents. The bylaws many only be amended as described below.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

•its Board of Directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and

•the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the voting power of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the voting power of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of Bylaws
Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the bylaws. The Board of Directors can amend the bylaws to comply with legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting. The Board of Directors is authorized to amend the bylaws as a result of a decision to relocate the company’s registered office in France, subject to ratification by the next ordinary shareholders’ meeting.

Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the Board of Directors.

Listing

The ADSs representing our ordinary shares are listed on the Nasdaq Global Select Market under the symbol "GNFT" and our ordinary shares are listed on Euronext Paris under the symbol “GNFT.”

Transfer Agent and Registrar

Uptevia (formerly known as BNP Paribas Securities Services) is the transfer agent and registrar for our ordinary shares. The Bank of New York Mellon is the depositary for our ADSs.

II.    DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Debt Securities
Not applicable.

Warrants and Rights
Not applicable.

Other Securities
Not applicable.

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, or ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with Uptevia (formerly known as BNP Paribas Securities Services), as custodian for the depositary in France. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

An investor may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs, registered in the investor’s name, or (ii) by having uncertificated ADSs registered in the investor’s name, or (B) indirectly by holding a security entitlement in ADSs through the investor’s broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If an investor holds ADSs directly, he or she is a registered ADS holder, or an ADS holder. The description below assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A Deposit Agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out the ADS holder rights as well as the rights and obligations of the depositary. New York law governs the Deposit Agreement and the ADSs. A copy of the Deposit Agreement is incorporated by reference as an exhibit to this annual report.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. We do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional ordinary shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse unexercised. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited ordinary share or other security.

The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of France and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that

•we wish to receive a discretionary proxy;

•as of the instruction cutoff date we reasonably do not know of any substantial shareholder opposition to the particular question; and

•the particular question would not be materially adverse to the interests of our shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the ordinary shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

A double voting right is attached to each registered share which is held in the name of the same shareholder for at least two years. However, the ordinary shares underlying the ADSs will not be entitled to double voting rights as the depositary will hold the shares underlying the ADSs in bearer form.

Holders of ADSs who wish to obtain double voting rights will need to surrender their ADSs for cancellation at the depositary’s office. The depositary will in turn deliver the ordinary shares underlying such ADSs to you, and you must then inscribe those shares directly in registered form within the books of our transfer agent and registrar for the ordinary shares for two consecutive years in order to be entitled to double voting rights.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the Deposit Agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

How may the Deposit Agreement be terminated?

The depositary will initiate termination of the Deposit Agreement if we instruct it to do so. The depositary may initiate termination of the Deposit Agreement if

•60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

•we appear to be insolvent or enter insolvency proceedings

•all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•there has been a replacement of deposited securities.

If the Deposit Agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The Deposit Agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the Deposit Agreement;
•are not liable if we or it exercises discretion permitted under the Deposit Agreement;

•are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person;
•may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;.

•are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the Deposit Agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of ordinary shares, the depositary may require:

•payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;
•when you owe money to pay fees, taxes and similar charges; or

•when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.Each holder of ADSs may be required from time to time to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as we, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.

Governing Law/Jury Trial Waiver
The Deposit Agreement, the ADSs, and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of France.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.
The Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the Deposit Agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the Deposit Agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.